Attachment A

1. Items 4(a) and (b) of Schedule 13G

 As of  December 31, 2024, the Master Fund was the legal owner of 11,188,731 Shares.  Based on there being 591,583,200 Shares outstanding as of December 17, 2024, the Master Fund's holding represents approximately 1.89% of the outstanding Shares.

The Manager serves as investment manager to the Master Fund and has discretionary and voting power over the Shares held by the Master Fund. Accordingly, the Manager may be deemed to be the beneficial owner of 11,188,731 Shares which are held by the Master Fund.

As of December 31, 2024, other clients of the Manager were the legal owner of 856,400 Shares.  Based on there being 591,583,200 Shares outstanding as of December 17, 2024, their holdings represent approximately 0.14% of the outstanding Shares.

The Manager serves as investment manager to certain clients and has discretionary and voting power over the Shares held by such clients.  Accordingly, the Manager may be deemed to be the beneficial owner of 856,400 Shares which are held by such clients.

The Manager disclaims beneficial ownership of the Shares of the Issuer held by the Master Fund and its other clients, except to the extent of any pecuniary interest therefrom, and this report shall not be deemed to be an admission that it is the beneficial owner of such securities.

2. Item 4(c) of Schedule 13G

As of December 31, 2024, each of the Manager and the Master Fund may be deemed to have the power to vote or to direct the voting of and to dispose or to direct the disposition of the 11,188,731 Shares held by the Master Fund.

As of December 31, 2024, the Manager may be deemed to have the power to vote or to direct the voting of and to dispose or to direct the disposition of the 856,400 Shares held by its other clients.

The Manager disclaims beneficial ownership of the Shares of the Issuer held by the Master Fund and its other clients, except to the extent of any pecuniary interest therefrom, and this report shall not be deemed to be an admission that it is the beneficial owner of such securities.